Exhibit 10.21

FORMAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Formal Settlement Agreement and General Release (the “Agreement”), entered into as of this 16th day of December, 2005, is made and entered into by Santa Fe Technologies, Inc. (“Santa Fe Technologies”), Traffic.com, Inc., f/k/a Argus Networks, Inc. (“Argus”), and TL Ventures L.P., f/k/a TL Ventures LLC (on behalf of itself and all its related entities, collectively “TL Ventures” as defined below in Paragraph 3) hereinafter collectively referred to as “the Parties,” or individually, a “Party,” in furtherance of the Parties’ Memorandum of Settlement entered on November 17, 2005.

WHEREAS, Santa Fe Technologies filed an action in the Second Judicial District in the State of New Mexico, Bernalillo County, entitled Santa Fe Technologies, Inc. v. Argus Networks, Inc., TL Ventures LLC, et al., Case No. CV99-07715, in which Santa Fe Technologies made certain claims against Argus and TL Ventures, including but not limited to claims of conversion, breach of fiduciary duty, conspiracy and unjust enrichment (hereinafter the “New Mexico Litigation”);

WHEREAS, Argus filed a counter-claim in the New Mexico Litigation, including but not limited to claims of breach of contract, quantum meruit/unjust enrichment and misrepresentation;

WHEREAS, the New Mexico Litigation proceeded to trial on June 20, 2005, before the Honorable Valerie A. Huling, on Santa Fe Technologies’ claims for conversion, breach of fiduciary duty, conspiracy and unjust enrichment, all other causes of action having been dismissed by the Court as a result of motion practice or at Santa Fe Technologies’ request;

WHEREAS, an Amended Judgment in this matter was entered by the District Court on October 13, 2005, superseding a Judgment entered on August 19, 2005, incorporating a verdict rendered by the jury on June 29, 2005, as well as various rulings by the Court concerning motions filed by Argus and TL Ventures;

WHEREAS, Argus and TL Ventures dispute Santa Fe Technologies’ claims and the validity of the judgment entered, and deny any and all liability or wrongdoing whatsoever;

WHEREAS, Argus and TL Ventures have filed Notices of Appeal and Santa Fe Technologies has filed a Notice of Cross-Appeal;

WHEREAS, the Parties entered a Memorandum of Settlement on November 17, 2005 and desire to resolve all potential or existing claims among them.

NOW, THEREFORE, in consideration of the representations, releases, covenants, agreements and conditions contained herein, and other good and valuable consideration the sufficiency of which are hereby acknowledged, and for the purpose of fully and completely resolving the claims between the Parties and any and all potential or existing claims that might have been or might be asserted, the Parties agree as follows:

1.             Payment to Santa Fe Technologies.  Argus and TL Ventures obligate themselves to pay Fourteen Million Two-Hundred Fifty Thousand Dollars ($14,250,000.00) (hereinafter “Settlement Amount”) to Santa Fe Technologies, in the following manner: a) within 30 days from November 17, 2005, Argus and TL Ventures shall cause to be wired 1/2 of the Settlement Amount to the trust account of Santa Fe Technologies’ counsel John Pound; and b) within 60 days from November 17, 2005, Argus and TL Ventures shall cause to be wired the remaining 1/2 of the Settlement Amount to the trust account of Mr. Pound.

2.             Non-Disparagement.  None of the Parties hereto, nor any agent or representative of any Party hereto, shall disparage or defame the reputation, character, image, products or services of any other Party, or the reputation or character of any directors, officers, employees, agents, or any representatives of a Party, or encourage any other person or entity to take any actions that may be damaging to any other Party’s reputation, character, image, product or services.

3.             Release.  Upon receipt in full of the two payments described in Paragraph 1, above, Santa Fe Technologies irrevocably and unconditionally releases and forever discharges Argus and TL Ventures (defined as including but not limited to TL Ventures LLC and its successor TL Ventures L.P., TL Ventures, TL Ventures Inc. and its predecessor Technology Leaders Management, Inc., TL Ventures V L.P., TL Ventures V Interfund L.P., TL Ventures V Management L.P., TL Ventures V LLC, TL Ventures IV L.P., TL Ventures IV Interfund L.P., TL Ventures IV Management L.P., TL Ventures IV LLC, TL Ventures III L.P., TL Ventures III Interfund L.P., TL Ventures III Offshore L.P., TL Ventures III Management L.P., TL Ventures III General Partner L.P., TL Ventures III Manager LLC, TL Ventures III Partners L.P., TL Ventures III Offshore Partners L.P., TL Ventures III Offshore Ltd., Technology Leaders II L.P., Technology Leaders II Offshore C.V., Technology Leaders 11 Management L.P., Technology Leaders L.P., Technology Leaders Offshore C.V., Technology Leaders Management L.P., Technology Leaders Partners I, Radnor Venture Partners, L.P., Radnor Venture Management Company, EnerTech Capital Partners, EnerTech Capital Partners, L.P., EnerTech Management L.P., EnerTech Management Company L.P., EnerTech Management Company Manager LLC, EnerTech Capital Partners II L.P., ECP II Interfund L.P., ECP II Management L.P., ECP II Management LLC, EnerTech L.P., EnerTech Manager LLC, EnerTech, Inc., EnerTech Capital Holding Company, L.P., EnerTech Capital Holding Company Manager LLC, TL Ventures Manager LLC, TL Ventures Holding Company L.P., TL Ventures Holding Company Manager LLC, and Safeguard Scientifics, Inc.), and each of its and their current or former directors, officers, partners, members, agents, employees, representatives, attorneys, administrators, shareholders, divisions, predecessors, successors, affiliates, assigns, subsidiaries, parents and any and all affiliates, successors or assigns of any of the foregoing, from and against any and all liabilities, obligations, duties, claims, losses, assessments, demands, debts, damages, fees, penalties, rights of action, causes of action, complaints, costs, expenses, rights of contribution and indemnification, controversies or attorneys’ fees, of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, present or future, certain or contingent, fixed or liquidated, at law or in equity, sounding in contract, tort or otherwise.

Upon entry of an order vacating the Judgment of August 19, 2005 and the Amended Judgment of October 13, 2005 and dismissing any and all claims brought in the New Mexico Litigation as provided below in Paragraph 6, Argus and TL Ventures irrevocably and unconditionally release and forever discharge Santa Fe Technologies and each of its current or former directors, officers, partners, members, agents, employees, representatives, attorneys, administrators, shareholders, divisions, predecessors, successors, affiliates, assigns, subsidiaries, parents and any and all affiliates, successors or assigns of any of the foregoing from and against any and all liabilities, obligations, duties, claims, losses, assessments, demands, debts, damages, fees, penalties, rights of action, causes of action, complaints, costs, expenses, rights of contribution and indemnification, controversies or attorneys’ fees, of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, present or future, certain or contingent, fixed or liquidated, at law or in equity, sounding in contract, tort or otherwise.

4.             Finality of Release.  The Parties understand and acknowledge that they may hereafter discover facts in addition to or different from those which they believed to be true on the date of execution of this Agreement.  The Parties agree that all claims shall nonetheless be deemed to be fully, finally, and forever settled and released, as set forth in Paragraph 3 above, without regard to the subsequent discovery or existence of additional or different facts.  Further, in entering this Agreement, each Party assumes the risk of mistake, and if any Party should subsequently discover that any fact it relied upon in entering into this Agreement was untrue, or that its understanding of the facts or law was incorrect, such Party shall not be entitled to set aside this Agreement or be entitled to recover any damages on that account unless the mistake was due to an intentional misrepresentation by the other Party.  This Agreement, and the covenants and releases it contains, is intended, pursuant to the advice of independently selected legal counsel, to be final and binding between the Parties to this Agreement regardless of any claims of mistake of fact or law, or of any other circumstance whatsoever.

5.             Protection from Contribution or Indemnity Claims.  In the event that any of the Parties to this Agreement were to ever file any claims against third parties for any damages claimed in the New Mexico Litigation, said Party will fully protect the remaining Parties from, and indemnify them for, contribution or indemnity claims of any kind or character whatsoever.

6.             Vacating the New Mexico Judgment.  On the date of the final payment described in Paragraph 1, the Parties will file a joint motion and stipulated order vacating the Judgment of August 19, 2005, and the Amended Judgment of October 13, 2005, and dismissing any and all claims brought in the New Mexico Litigation with prejudice.  Upon entry of said order, the New Mexico Judgment and Amended Judgment will thereafter have no effect or force whatsoever, and cannot be executed upon, or used or enforced in any manner in subsequent litigation.  The Parties also agree, upon the final payment described in Paragraph 1, to dismiss their appeals, currently pending before the New Mexico Court of Appeals, which have been stayed pending execution of the settlement and related documents.

7.             No Admission of Liability.  This Agreement represents the settlement of disputed claims, and does not constitute nor should it be construed as an admission of the correctness of any position asserted by any Party nor an admission of liability or of any wrongdoing by any Party.  Neither this Agreement nor any of its terms shall be offered or received in evidence as an admission of any liability or wrongdoing by any Party.

8.             Confidentiality.  Unless otherwise agreed by each of the Parties or required by law (including but not limited to disclosures required by statutes, SEC regulations or fiduciary duties), none of the Parties may disclose the terms of this Agreement, including but not limited to the Settlement Amount, to the news media or, hereafter, to any third party (other than to its officers, directors, shareholders, investors, limited partners, attorneys, accountants, tax advisers, insurers or regulators).  Nothing herein shall prevent a Party, or other released person or entity, from asserting, in an appropriate forum, this Agreement or the Release (in Paragraph 3) in a legal proceeding, provided that it is submitted under seal or is otherwise sought to be kept confidential.

9.             Construction.  This Agreement shall not be construed in the favor of one or another Party based upon who may have contributed more to its drafting or on any other basis.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, and do not affect the construction of any part of this Agreement.

10.          Counterparts.  This Agreement may be executed in counterparts and by facsimile.  Each of said counterparts, when so executed and delivered, shall be deemed an original and, taken together, shall constitute but one and the same instrument.

11.          Entire Agreement.  This Agreement, in furtherance of the Parties’ Memorandum of Settlement executed on November 17, 2005, constitutes the entire, final and complete agreement and obligation between the Parties, and supersedes and replaces all prior oral and written agreements and understandings between the Parties or their representatives with respect to the subject matter of this Agreement.  Any modification of or addition to this Agreement must be in writing, and signed by all Parties hereto.

12.          Further Actions to Effectuate Agreement.  Each Party, without further consideration, agrees to execute and/or deliver such other documents and to take such other action necessary, convenient, or desirable in the reasonable opinion of any other Party, to effect the provisions of this Agreement.

13.          Authority.  Each Party, and the person signing on its behalf below, represents and warrants to the other Parties that it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and that it has not assigned to anyone any of the claims, demands, actions or causes of action, or any portion thereof, which it has asserted or which could have been asserted in the Litigation.

14.          Advice of Counsel.  The Parties hereto acknowledge that they have been and are fully advised by legal counsel of their own choice, and fully understand the terms and conditions of this Agreement, and the meaning and import thereof, and that their execution of this Agreement is with the advice of counsel and of their own free will and desire.  The Parties are aware that this Agreement includes releases of known and unknown claims.

15.          Governing Law and Dispute Resolution.  This Agreement, and any disputes arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Pennsylvania.  If any Party contends that any other Party has breached the terms of this Agreement, such Party will give the other Party notice of this contention by certified mail.  Any litigation concerning or related to this Agreement or its breach shall be conducted exclusively in an arbitration in San Francisco under JAMS rules.  The Parties agree to such exclusive jurisdiction and venue.  The prevailing Party in any such arbitration shall be entitled to recover from the other Party its reasonable attorneys’ fees, as well as any other reasonable expenses incurred in connection with the arbitration as determined by the arbitrator.

In witness whereof, the Parties have executed this Formal Settlement Agreement and General Release by their duly authorized representatives, whose signatures appear below.

SANTA FE TECHNOLOGIES, INC.

By:
Title:

The foregoing instrument was acknowledged before me on this        day of December, 2005, by                        .

Notary Public
My commission expires:

TRAFFIC.COM, INC. f/k/a Argus Networks, Inc.

By:
Title:

The foregoing instrument was acknowledged before me on this        day of December, 2005, by                       .

Notary Public
My commission expires:

TL VENTURES LLC, by its successor

TL VENTURES L.P., by its general partner

TL VENTURES MANAGER LLC

By:
Pamela A. Strisofsky
	Title:	Chief Financial Officer

The foregoing instrument was acknowledged before me on this        day of December, 2005, by                           .

Notary Public
My commission expires:

APPROVED:

Attorneys for Traffic.com, Inc., f/k/a Argus Networks, Inc.

MODRALL, SPERLING, ROEHL, HARRIS
& SISK, P.A.

TIM L. FIELDS
MICHELLE A. HERNANDEZ
500 Fourth Street, N.W.
Bank of America Centre, Suite 1000
Post Office Box 2168
Albuquerque, N.M. 87103-2168
(505) 848-1800

and

SPECTOR GADON & ROSEN, P.C.
PAUL R. ROSEN
TIMOTHY C. RUSSELL
1635 Market Street, 7th Floor
Philadelphia, PA 19103
(215) 241-8888

Attorneys for TL Ventures LLC

LEWIS & ROCA, JONTZ, DAWE

ROSS L. CROWN
P.O. Box 1027
Albuquerque, N. M. 87103
(505) 764-5400

and

SHEARMAN & STERLING LLP
JEFFREY S. FACTER
EMILY V. GRIFFEN
525 Market Street, Suite 1500
San Francisco, CA 94105
(415) 616-1100

Attorneys for Santa Fe Technologies, Inc.

LONG, POUND & KOMER P.A.

JOHN B. POUND
2200 Brothers Road
P.O. Box 5098
Santa Fe, NM 87502-5098
(505) 982-8405

and

MAYER, BROWN, ROWE & MAW, LLP
ALAN N. SALPETER/HARLEY HUTCHINS
190 South LaSalle Street
Chicago, IL 60603-3441
(312) 782-0600